Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

1st Financial Services Corporation

We consent to the incorporation by reference to the Registration Statement on Form S-4 (the “Registration Statement”) of
1st Financial Services Corporation of our report dated January 30, 2009, relating to the consolidated balance sheet as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2008. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Brown Edwards and Company, LLP

CERTIFIED PUBLIC ACCOUNTANTS

Bluefield, West Virginia

June 18, 2009